This rights offering is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

FIRST CALL TO THE
GENERAL ORDINARY SHAREHOLDERS MEETING OF
FINANCIERA INDEPENDENCIA, S.A.B. DE C.V., SOFOM, E.N.R.

In accordance with the provisions of Articles Twentieth and Twenty-First of the corporate by-laws of Financiera Independencia, S.A.B. de C.V., SOFOM, E.N.R. (the “Company”), and articles 182 and 183 of the General Law of Commercial Entities (Ley General de Sociedades Mercantiles), the shareholders of the Company are hereby called to a General Ordinary Shareholders Meeting (the “Meeting”) to be held at 10:00 hours on December 17, 2009, at the domicile located at Prolongación Paseo de la Reforma No. 600-301, Colonia Santa Fe Peña Blanca, Delegación Álvaro Obregón, C.P. 01210, in Mexico City, Federal District, in order to discuss the items referred to in the following agenda:

AGENDA

I.
Proposal, discussion and, if applicable, approval of a corporate restructure consisting in the acquisition by the Company of Financiera Finsol, S.A. de C.V., SOFOM E.N.R., Finsol, S.A. de C.V., Finsol Vida, S.A. de C.V. and Financiera Popular Finsol, S.A. de C.V., SOFIPO.

II.
Proposal, discussion and, if applicable, approval of an increase in the variable portion of the stated capital of up to $850,000,000.00 (eight hundred and fifty million pesos 00/100 M.N.) and the subsequent issuance of 85,000,000 (eighty five million) Sole Series shares, at a subscription price of $10.00 (ten pesos 00/100 M.N.) per share, in order to reflect such capital increase.

III.	Designation of Special Delegates to execute and formalize the resolutions adopted by the Meeting.

IV.	Preparation, reading and, if applicable, approval of the Meeting Minutes.

As of the publication of this Call, the documents related to each of the items included in the Agenda, are available, immediately and free, to the shareholders at the offices of the Secretary of the Board of Directors of the Company located at Boulevard Manuel Ávila Camacho No. 24-PH, Col. Lomas de Chapultepec, C.P. 11000, in Mexico City, Federal District, with telephone number (5255) 5540-9600 from 10:00 to 14:00 and from 16:30 to 18:00 hours, from Monday to Friday.

To attend the Meeting, the shareholders shall deliver originals of the relevant Admission Card, which will be issued in the offices of the Secretary of the Board of Directors of the Company, no later than at 14:00 hours of December 16, 2009. In order for the shareholders to obtain the relevant Admission Card, they should be registered as shareholders in the Stock Registry Book of the Company, deposit the share certificates representing the shares owned by them in the offices of the Secretary of the Company, or in a Mexican or foreign credit institution, or in S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V.

In case the deposit is made in a banking institution, such banking institution shall issue a deposit certificate and give one to the interested party and a copy of it to the Secretary of the Company, indicating the number of shares, name of the depositor and, if applicable, the name of his representative, the indication of being no negotiable and nontransferable and the commitment of not returning the deposit until the business day following the day in which the Meeting is held. In the event the shares are deposited in S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., the depositor shall provide, in addition to the deposit certificate indicating if the deposit was made on his own account or on a third party’s account, a list containing the name, address, nationality and number of shares of each shareholder as provided in Article 290 of the Securities Market Law (Ley del Mercado de Valores). The deposit of certificates representing shares or, as the case may be, the delivery of the deposit certificates of such, as well as the distributions of proxies forms for those representing shareholders, shall be made in the offices of the Secretary of the of the Board of Directors of the Company, from 10:00 to 14:00 and from 16:30 to 18:00 hours, from Monday to Friday from the publication of this Call to the 14:00 hours of December 16, 2009.

The shareholders may be represented at the Meeting by the person or persons appointed by them to that effect by means of a proxy signed before two witnesses or by legal representatives with sufficient general or special power of attorney granted in terms of the applicable law, or through the forms provided by the Company, same that shall be available for the shareholders in the offices of the Secretary of the of the Board of Directors of the Company, within the term provided in article 173 of the General Law of Commercial Entities, and in the days and at the hours abovementioned.

Mexico City, Federal District, December 1, 2009

Iker Ignacio Arriola Peñalosa
Secretary of the Board of Directors